As filed with the Securities and Exchange Commission on March 1, 2006

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ECOLAB INC.

(Exact name of registrant as specified in its charter)

Delaware	41-0231510
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

370 Wabasha Street North
St. Paul, Minnesota	55102
(Address of Principal Executive Offices)	(Zip Code)

ECOLAB MIRROR SAVINGS PLAN

(Full Title of the Plan)

Lawrence T. Bell, Esq.

Senior Vice President,

General Counsel and Secretary

Ecolab Inc.

370 Wabasha Street North

St. Paul, Minnesota 55102

(651) 293-2981

(Name, address and telephone number,

including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered (1)	Amount to be registered	Proposed maximum offering price per obligation	Proposed maximum aggregate offering price	Amount of registration fee
Deferred Compensation Obligations	$7,500,000	100%	$7,500,000	$802.50

(1)   The Deferred Compensation Obligations are unsecured obligations of Ecolab to pay deferred compensation in the future in accordance with the terms of the Ecolab Mirror Savings Plan.  See “Description of Securities” herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 have been or will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

Incorporation by Reference

The following documents filed by Ecolab (File No. 1-9328) with the SEC are incorporated by reference in this Registration Statement:

(1)           Annual Report on Form 10-K for the year ended December 31, 2005;

(2)           All other reports filed by Ecolab pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2005; and

(3)           The descriptions of Ecolab’s common stock, preferred stock and preferred stock purchase rights contained in its registration statements on Form 8-A, including any amendments or reports filed for the purpose of updating these descriptions.

All documents filed by Ecolab with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be a part of this Registration Statement from the date of filing of these documents.

Experts

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Item 4.  Description of Securities.

Under the Ecolab Mirror Savings (the “Plan”), Ecolab and certain subsidiaries will provide deferred compensation benefits to certain management and highly compensated employees of Ecolab and such subsidiaries that are in addition to those provided under the Ecolab Savings Plan and ESOP (the “Savings Plan”).  Ecolab and such subsidiaries will partially match deferrals made by employees participating in the Plan. Both the employee deferrals and the employer matching contributions are credited to individual accounts established and maintained on the books of Ecolab or such subsidiary in the name of each participating employee.  The obligations of Ecolab to its participating employees, as well as the obligations of certain of its subsidiaries to the participating employees of such subsidiaries, to the extent such subsidiary obligations have been guaranteed by Ecolab (collectively the “Deferred Compensation Obligations”), which are represented by the accounts will be unsecured general obligations of Ecolab to pay deferred compensation in the future in accordance with the terms of the Plan and will rank pari passu with other unsecured and unsubordinated indebtedness of Ecolab from time to time outstanding.

The amount of compensation to be deferred by each participating employee will be determined in accordance with the Plan based on elections by the employee.  Each Deferred Compensation Obligation will be payable by Ecolab in accordance with the terms of the Plan.  Except as to the restrictions on the Plan’s Ecolab Stock Fund effective January 1, 2006, the investment options under the Plan generally are the same as those offered for the Savings Plan.  Employee deferrals and employer matching contributions earn the rate of return equal to the rate of return of the designated investment funds.  However, unlike the Savings Plan, assets are not actually invested in the designated funds.  Subject to certain forfeiture provisions, participants are 100% vested in their deferrals and the employer matching contributions.

An employee participant’s right or the right of any other person to the Deferred Compensation Obligations cannot be assigned, alienated, sold, garnished, transferred, pledged or encumbered except (i) pursuant to the beneficiary provisions under the Plan or (ii) by an Internal Revenue Service levy for unpaid taxes.

The Deferred Compensation Obligations are not subject to redemption, in whole or in part, prior to the payment dates specified in the Plan, except in limited circumstances where total or partial redemption may, in the sole discretion of the Plan’s administrator, be necessary in order to alleviate the consequences of an unforeseen emergency faced by the participating employee.  However, Ecolab reserves the right to amend or terminate the Plan at any time, except that no such amendment or termination shall adversely affect the right of an employee participant to the balance of his or her account as of the date of such amendment or termination; provided, however, that this limitation shall not apply to any amendment or termination that is deemed necessary or reasonable (as determined in the sole discretion of the Committee) to comply with the requirements of Code Section 409A and the guidance issued under the American Jobs Creation Act of 2004.

The Deferred Compensation Obligations are not convertible into any other security of Ecolab. The Deferred Compensation Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of Ecolab.  No trustee has been appointed having the authority to take action with respect to the Deferred Compensation Obligations, and each employee participant will be responsible for acting independently with respect to, among other things, the giving of notice, responding to any requests for consents, waivers or amendments pertaining to the Deferred Compensation Obligations, enforcing covenants and taking action upon default.

Item 5.  Interests of Named Experts and Counsel.

Timothy P. Dordell, Associate General Counsel – Corporate and Assistant Secretary of the Company, who has passed upon the legality of the Deferred Compensation Obligations offered hereby, is eligible for participation in the Plan.

Item 6.  Indemnification of Directors and Officers.

Subsection (a) of Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine that, despite the adjudication of liability, the person is fairly and reasonably entitled to indemnity for the expenses which the court shall deem proper.

Section 145 further provides that, to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the scope of indemnification extends to directors, officers, employees or agents of a constituent corporation absorbed in a consolidation or merger and persons serving in that capacity at the request of the constituent corporation for another.  Section 145 also empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against or incurred by the person in any such capacity or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145, including liabilities under the Securities Act.

Article V of Ecolab’s By-Laws provides for indemnification of Ecolab’s officers and directors to the full extent allowed by Delaware law.

In addition, Article IV of the Ecolab’s Restated Certificate of Incorporation provides that Ecolab’s directors do not have personal liability to Ecolab or its stockholders for monetary damages for any breach of their fiduciary duty as directors, except (i) for a breach of the duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for willful or negligent violations of certain provisions under the General Corporation Law of Delaware imposing certain requirements with respect to stock repurchases, redemptions and dividends, or (iv) for any transaction from which the director derived an improper personal benefit.  Subject to these exceptions, under Article IV, directors do not have any personal liability to Ecolab or its stockholders for any violation of their fiduciary duty.

Ecolab has directors and officers liability insurance which protects each director or officer from certain claims and suits, including stockholder derivative suits, even where the director may be determined to not be entitled to indemnification under the General Corporation Law of Delaware and claims and suits arising under the Securities Act.  The policy may also afford coverage under circumstances where the facts do not justify a finding that the director or officer acted in good faith and in a manner that was in or not opposed to the best interests of Ecolab.

Ecolab has entered into indemnification agreements with each of its directors.  These indemnification agreements provide for the prompt indemnification “to the fullest extent permitted by law” and for the prompt advancement of expenses, including attorneys’ fees and other costs, expenses and obligations paid or incurred in connection with investigating, defending, being a witness or participating in (including on appeal) any threatened, pending or completed action, suit or proceeding related to the fact that the director is or was a director, officer, employee, trustee, agent or fiduciary of Ecolab or is or was serving at the request of Ecolab as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, or by reason of anything done or not done by a director in any such capacity. The indemnification agreements further provide that Ecolab has the burden of proving that a director is not entitled to indemnification in any particular case.

The foregoing represents a summary of the general effect of the General Corporation Law of Delaware, Ecolab’s By-Laws and Restated Certificate of Incorporation, Ecolab’s directors and officers liability insurance coverage and the indemnification agreements for purposes of general description only.

Item 7.  Exemption from Registration Claimed.

Not applicable.  No securities are to be reoffered or resold pursuant to this registration statement.

Item 8.  Exhibits.

5.1           Opinion and Consent of Timothy P. Dordell (filed herewith electronically).

23.1         Consent of PricewaterhouseCoopers LLP (filed herewith electronically).

23.2         Consent of Timothy P. Dordell (included in Exhibit 5.1)

24.1         Powers of Attorney (filed herewith electronically).

Item 9.  Undertakings.

(a)  The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Paul, State of Minnesota, on March 1, 2006.

ECOLAB INC.

By:	/s/ Douglas M. Baker, Jr
Douglas M. Baker, Jr.
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on March 1, 2006 by the following persons in the capacities indicated.

/s/ Douglas M. Baker, Jr.	President and Chief Executive Officer and
Douglas M. Baker, Jr.	Director
(Principal Executive Officer)

/s/ Steven L. Fritze	Executive Vice President and Chief
Steven L. Fritze	Financial Officer
(Principal Financial Officer)

/s/ Daniel J. Schmechel	Senior Vice President and Controller
Daniel J. Schmechel	(Principal Accounting Officer)

/s/ Timothy P. Dordell	Directors

Timothy P. Dordell, as attorney-in-fact
For Les S. Biller, Richard U. De Schutter, Jerry A.
Grundhofer, Stefan Hamelmann, Joel W. Johnson,
Jerry W. Levin, Prof. Ulrich Lehner,
Robert L. Lumpkins, Beth M. Pritchard,
Kasper Rorsted and Allan L. Schuman,

INDEX TO EXHIBITS

Item No.	Description	Method of Filing
5.1	Opinion and Consent of Timothy P. Dordell	Filed herewith electronically.

23.1	Consent of PricewaterhouseCoopers LLP	Filed herewith electronically.

23.2	Consent of Timothy P. Dordell	Included in Exhibit 5.1.

24.1	Powers of Attorney	Filed herewith electronically.